UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549
_______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

June 14, 2013
 (Date of  Report, Date of Earliest Event Reported)

Stage Stores, Inc.
 (Exact Name of Registrant as Specified in Charter)

1-14035
 (Commission File Number)

NEVADA (State or Other Jurisdiction of Incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of Principal Executive Offices)	77025 (Zip Code)
(800) 579-2302
 (Registrant's Telephone Number, Including Area Code)
Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointmentof Certain Officers; Compensatory Arrangements of Certain Officers
(b)              Resignation of Named Executive Officer
On June 14, 2013, Michael Searles, President and Chief Operating Officer, South Hill Division of Stage Stores, Inc. (the "Company"), resigned from the Company to pursue other interests due to the consolidation by the Company of its South Hill, Virginia regional operations into its Houston, Texas corporate headquarters.
(e)              Entry into Separation Agreement with Named Executive Officer
    On June 19, 2013, Michael Searles and the Company entered into a Separation Agreement (the "Agreement"), which terminated Mr. Searles' Employment Agreement dated September 12, 2011. The Agreement provides that (i) the Company will make specified payments to Mr. Searles in the aggregated amount of $720,000, (ii) the Company will pay Mr. Searles any incentive compensation for the Company's 2013 fiscal year prorated for 19 completed weeks out of 52 weeks, for which the Company's Board of Directors determines Mr. Searles is entitled, which will be paid to Mr. Searles in a lump sum following approval by the Company's Board of Directors on or around April 1, 2014, and (iii) provided Mr. Searles is eligible for and timely exercises his election for COBRA coverage, the Company will pay the full premium for Mr. Searles and his eligible dependants' COBRA coverage for the first twelve months following execution of the Agreement.  The Company does not believe that the amount of the payments to be paid Mr. Searles and the cost of the benefits to be maintained on his behalf are material to the Company.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
STAGE STORES, INC.

June 21, 2013	/s/ Oded Shein
(Date)	Oded Shein
Chief Financial Officer